Exhibit 5.3

Eagle Bulk Shipping Inc.	Private and Confidential
477 Madison Avenue
New York, New York 10022

SENDER'S REF	RECIPIENT'S REF	DATE	PAGE
AJD/LXM/Legal Opinion	-	16 June 2015	1/3

(1) Eagle Bulk Pte. Ltd.; and (2) Eagle Management Consultancy Pte. Ltd.
Legal Opinion

Dear Sirs,

1.	Introduction

1.1	We have been requested to issue this legal opinion in respect of:

(a)	Eagle Bulk Pte. Ltd., a company incorporated in Singapore with company registration number 201014311N ("Eagle Bulk"); and

(b)

Eagle Management Consultancy Pte. Ltd., a company incorporated in Singapore with company registration number 201014812W ("Eagle Management", together with Eagle Bulk, collectively the "Companies" and each a "Company"), in connection with guarantees that may be provided by each Company from time to time (each a "Guarantee" and together, the "Guarantees") pursuant to debt securities to be issued by Eagle Bulk Shipping Inc. (the "Issuer"), the holding company of each of the Companies.

2.	Documents Examined

2.1	For the purposes of this opinion, we have examined copies of:

(a)

the memorandum and articles of association of each of Eagle Bulk and Eagle Management, dated 6 July 2010 and 13 July 2010 respectively (each, a "Memorandum and Articles of Association" and collectively, the "Memoranda and Articles of Association"); and

(b)

the certificate of incorporation of each of Eagle Bulk and Eagle Management, dated 21 July 2010 and 28 May 2012 respectively (each, a "Certificate of Incorporation" and collectively, the "Certificates of Incorporation").

2.2

Other than the documents referred to in paragraph 2.1 above which we have reviewed for the purpose of this opinion (and which in our opinion are the only documents that we deem necessary to review for the purpose of this opinion), we have not reviewed any other document and we have not made any other enquiries or investigations in connection with the rendering of this opinion. Our opinion herein is accordingly subject to there not being anything contained in any document not reviewed by us that may require us to vary or amend this opinion.

3.	Opinion

Based on the assumptions in Annex A (Assumptions) hereto and subject to the qualifications set out in Annex B (Qualifications) hereto and to any matters not disclosed to us, we are of the opinion that, so far as the present laws of Singapore are concerned:

3.1	each Company has the necessary corporate power under its Memorandum and Articles of Association to enter into and perform the Guarantee to which it is party; and

3.2

when each of the Companies have obtained (a) a directors' resolution duly passed by its directors and (b) a members' resolution duly passed by its member(s), both of which passed in accordance with its respective Memorandum and Articles of Association, it would have taken all necessary corporate action to authorise the entry into, delivery and performance of the Guarantee to which it is party.

4.	Conclusion

4.1	This opinion is given for the sole benefit of the persons to whom the opinion is addressed.

4.2	This opinion may not, without our prior written consent, be:

(a)

filed with a government agency or quoted or referred to in a public document (save with the United States Securities and Exchange Commission in connection with the registration statement on Form S-3 of the Issuer); or

(b)	disclosed to anyone else.

4.3	We accept no responsibility or legal liability to any person other than the parties referred to in paragraph 4.1 above in relation to the contents of this opinion.

4.4

For the avoidance of doubt, we do not assume responsibility for updating this opinion as of any date subsequent to the date of this opinion, and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date of this opinion or from the discovery subsequent to the date of this opinion of information not previously known to us pertaining to the events occurring on or prior to the date of this opinion.

4.5	This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

4.6

We hereby consent to the filing of this opinion as an exhibit to the Issuer's registration statement on Form S-3, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the prospectus, without admitting we are "experts" within the meaning of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission thereunder with respect to any part of the registration statement.

4.7

This opinion is given only in respect of the laws of Singapore which are in force on the date of this opinion and this opinion is to be governed and interpreted in accordance with such laws and the courts of Singapore have exclusive jurisdiction to settle any dispute or claim arising out of or in connection herewith (including any non-contractual disputes or claims).

Yours faithfully

/s/ Rajah & Tann SINGAPORE LLP

Abdul Jabbar Bin Karam Din, Partner

T 6232 0465

F 6428 2191

E abdul.jabbar@rajahtann.com

Annex A

Assumptions

1.	For the purpose of giving this opinion, we have assumed the following:

(a)

every Guarantee will be (i) within the respective capacities and powers of and will be duly authorized by each of the parties thereto, (ii) validly executed and duly delivered by each party thereto and (iii) legal, valid, binding and enforceable in accordance with its respective terms under all relevant laws;

(b)

there is no provision of the laws, rules or regulations of any relevant jurisdiction, which may be contravened by the execution or delivery of any Guarantee, and all necessary registrations, filings, procedures and/or formalities required to ensure the validity and perfection of the security interests created thereunder under all relevant laws will be effected within the time periods prescribed under such relevant laws, and that its performance of the obligation under the Guarantees will not be illegal or ineffective or contravene the laws (including the public policies) of any jurisdiction;

(c)

there are no provisions of the laws of any jurisdiction outside of Singapore which would have any implication for the opinions we express, and insofar as the laws of any jurisdiction outside Singapore may be relevant, such laws have been or will be complied with;

(d)

each party to every Guarantee will be duly incorporated and validly existing under the laws of the place of its incorporation and its place of business and will have the power to carry on its business as provided in its memorandum and articles of association or constitutional documents;

(e)

all consents, approvals, permits, licences, exemptions, waivers or orders required from and all filings or registrations with any governmental body or agency and all stamping requirements in connection with the execution, delivery, performance, legality, validity and enforceability of each Guarantee will be duly obtained or fulfilled and will be in full force and effect and that any conditions to which such Guarantee will be subject to will be duly satisfied;

(f)

the parties to each Guarantee will not enter into any other agreement, document, arrangement or transaction which may in any way prohibit or restrict each of their right of entry into such Guarantee or which may vary their rights or obligations under such Guarantee, and the performance, execution or observance by any such party of such Guarantee will not be contrary or in breach of any contractual or other obligations binding on it;

(g)

the copies of the Memoranda and Articles of Association and Certificates of Incorporation submitted to us for examination, are true, complete and up-to-date copies and no resolutions or other actions have been taken which could affect the Memoranda and Articles of Association or the Certificates of Incorporation;

(h)	any resolutions of each Company will be passed in accordance with the procedures set out in its respective Memorandum and Articles of Association;

(i)

the directors of each Company will act in good faith and comply with their duties under all applicable laws in relation to the approval and entry into each Guarantee to which it is a party, and no director of such Company has an interest in the transactions contemplated by such respective Guarantee;

(j)	the transactions contemplated by any Guarantee may be considered to be in the interests, and for the commercial benefit, of the respective parties;

(k)

no party to any Guarantee will be, engaging in misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of such Guarantee which might render such Guarantee or any transaction contemplated thereby or any associated activity illegal, void or voidable, and there will be no dealings between the parties that affect such Guarantee;

(l)

every Guarantee will have the same meaning and effect under New York law as it would do if it was governed by Singapore law and that there are no provisions of New York law which would affect this opinion;

(m)	the Issuer is the holding company of each of the Companies and will remain the holding company of each of the Companies;

(n)

each Company will not, at the time of entering into a Guarantee, be insolvent or otherwise unable to pay its debts within the meaning of Section 254(2) of the Companies Act (Chapter 50) of Singapore (the "Companies Act") (for which purpose account is to be taken of its contingent and prospective liabilities) and will not become so insolvent or otherwise unable to pay its debts in consequence of its entry into or its performance of its obligations under such Guarantee;

(o)

no transaction in connection with or contemplated by any Guarantee will constitute a transaction at an undervalue, an unfair preference or an extortionate credit transaction within the meaning of Sections 98, 99 or 103 respectively of the Bankruptcy Act (Chapter 20) of Singapore, read with Section 329 of the Companies Act; and

(p)

none of the obligations to be undertaken by each Company under a Guarantee to which it is party to and the transactions contemplated by such Guarantee will constitute financial assistance under Section 76 of the Companies Act.

2.

The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this opinion). No assumption specified above is limited by reference to any other assumption.

Annex B

Qualifications

Our opinions are subject to the following qualifications:

1.

We have made no investigation into, and do not express or imply any views on, the laws of any country other than Singapore. In particular but without limitation, we have made no investigation into the laws of New York and we do not express or imply any views or opinion on such laws.

2.

Where a party to a Guarantee is vested with a discretion or may determine a matter in its opinion, Singapore law may require such discretion to be exercised reasonably or that such an opinion is based upon reasonable grounds.

3.

The courts of Singapore may not give full effect to an indemnity for legal costs if such cost is in respect of unsuccessful litigation brought before a Singapore court or where the court has itself made an order for costs, or for criminal or tortious acts.

4.

Any provision in a Guarantee providing for the severance of any provision which is illegal, invalid or unenforceable may not be binding under the laws of Singapore as it depends on the nature of the illegality, invalidity or unenforceability in question which issue would be determined by a Singapore court at its discretion.

5.

Any provision in a Guarantee that certain calculations, determinations or certificates will be conclusive and binding will not apply if such calculations, determinations or certificates are arbitrary, unreasonable, fraudulent or manifestly inaccurate and will not necessarily prevent judicial enquiry into such calculations, determinations or certificates.

6.	The enforcement in the Singapore courts of any Guarantee will be subject to Singapore rules of civil procedure.

7.	We neither give nor imply any opinion as to any tax consequences of any transactions contemplated by any Guarantee.

8.

Any provision in a Guarantee stating that any rights and obligations thereunder shall bind successors and assigns of any party thereto may not be enforceable in Singapore in the absence of any further agreements to that effect with such successors or assigns.

9.

Any provisions in documents relating to the payment of default interest would be unenforceable if the provision were held to constitute a penalty and not a genuine and reasonable pre-estimate of the loss likely to be suffered as a result of the default in payment of the amount in question but the unenforceability of such penal provisions is without prejudice to the parties' rights to recover the loss actually suffered, subject to the rules on foreseeability and the duty to mitigate such loss. We express no opinion on whether any such provision would constitute such a genuine and reasonable pre-estimate.

10.	Failure to exercise a right may operate as a waiver of that right, notwithstanding a provision in a Guarantee to the contrary.

11.

Any provision in a Guarantee which states that amendments to such Guarantee, or waivers of any provisions thereof or defaults thereunder are only effective if made in writing and signed by certain parties may not be given effect by the courts of Singapore, for example a court of Singapore may hold that a term of such Guarantee may be amended orally by all the parties, or impliedly by course of conduct.

12.	An agreement may be held by a Singapore court to be discharged if its performance is frustrated by events occurring after it is made.

13.

Where any party to an agreement is required to make any payment on demand, the Singapore courts may require that such party be given a reasonable time after demand is made on such party to comply with the demand before the creditor is permitted to take further enforcement action or to realise or enforce any security for a failure to satisfy that demand.

14.

The effectiveness of any provision excluding or restricting a party’s liability for breach of a duty or obligation otherwise owed, rules of evidence or procedure, the enforcement of any such liability or any rights or remedies in respect of any such liability may be limited by law.

15.	We express no opinion on the accuracy or completeness of any statements or warranties of fact set out in any Guarantee, which statements we have not independently verified.

16.

We express no opinion as to whether any provision in a Guarantee conferring a right of set-off or similar right would be effective against a liquidator, judicial manager, administrator or similar officer or a creditor.

17.	We express no opinion as to whether any Guarantee is sufficient for any commercial purpose intended.

18.	We express no opinion as to whether any waiver by any party of its rights to immunity from legal proceedings in respect of its obligations under a Guarantee would be effective or enforceable.

19.

An agreement to negotiate or to agree any matter in the future may be unenforceable or void (but this will generally not affect the enforceability of provisions as to the consequences of any failure to negotiate or agree on the relevant matter).

20.

Except as may be expressly described herein, we have not undertaken any independent investigation to determine the existence or absence of any facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our serving as counsel in giving this opinion.

21.

The courts of Singapore may refuse to accept jurisdiction or stay proceedings in certain circumstances (for example, if the matter concerned is res judicata, if litigation is pending in another forum on the same matter or if another forum is more convenient).

22.

Except in relation to an order made under Section 43(1) or 43(2) of the State Courts Act (Chapter 321) of Singapore, Order 42, rule 12 of the Rules of Court (Chapter 322, Rule 5 of Singapore) read with Paragraph 77(5) of The Supreme Court Practice Directions, provides that every judgment debt shall, unless otherwise agreed between the parties, carry interest at the rate of 5.33% per annum or at such other rate as the Chief Justice may from time to time direct or at such other rate not exceeding the rate aforesaid as the Singapore court directs. Such interest is to be calculated from the date of judgment until such judgment is satisfied.